For UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Mars Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	N/A
(State of Incorporation	(I.R.S. Employer
or Organization)	Identification No.)

Americas Tower, 1177 Avenue of The Americas, Suite 5100

New York, NY 10036
(Address of Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Units, each consisting of one ordinary share, par value $0.000125, and one right entitling the holder to receive 2/10 of an ordinary share	The Nasdaq Stock Market LLC
Ordinary Shares, $0.000125 par value	The Nasdaq Stock Market LLC
Rights to receive two-tenths (2/10) of one ordinary share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates: 333-265240.

Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1.	Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the units, ordinary shares, and rights of Mars Acquisition Corp., a Cayman Island company (the “Company”). The description of the units, ordinary shares, and rights contained under the heading “Description of Securities” in the registration statement initially filed with the Securities and Exchange Commission on December 9, 2022, as amended from time to time (File No. 333-265240) (the “Registration Statement”) to which this Form 8-A relates is incorporated herein by reference. Any form of prospectus or prospectus supplement to the Registration Statement that includes such descriptions and that are subsequently filed are hereby also incorporated by reference herein.

Solely the units will be traded until the 52nd day following the date of the Company’s final prospectus. Thereafter, the units may be separately traded subject to the filing of a Form 8-K and the issuance of a press release by the Company. The trading symbols for the securities, as listed on The Nasdaq Stock Market LLC, Global Market, are as follows:

Units	MARXU
Ordinary Shares	MARX
Rights	MARX

Item 2.	Exhibits.

Under the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on The Nasdaq Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: February 9, 2023	MARS ACQUISITION CORP.

	By:	/s/ Karl Brenza
	Name:	Karl Brenza
	Title:	Chief Executive Officer